Exhibit 4.1

SUN MICROSYSTEMS, INC.

U.S. NON-QUALIFIED DEFERRED COMPENSATION PLAN

Amended and Restated as of June 30, 2003

SUN MICROSYSTEMS, INC.

U.S. NON-QUALIFIED DEFERRED COMPENSATION PLAN

Amended and Restated as of June 30, 2003

     Sun Microsystems, Inc. (the “Company”), acting on behalf of itself and its U.S. subsidiaries, initially adopted the Sun Microsystems, Inc. U.S. Non-Qualified Deferred Compensation Plan (the “Plan”), effective July 1, 1995. The Plan is amended and restated effective as of June 30, 2003.

RECITALS

     1. The Company maintains the Plan, a deferred compensation plan for the benefit of a select group of management or highly compensated employees of the Company as well as members of the Company’s Board of Directors.

     2. Under the Plan, the Company is obligated to pay vested accrued benefits to Plan Participants and their Beneficiary or Beneficiaries from the Company’s general assets.

     3. The Company has entered into an agreement (the “Trust Agreement”) with Wells Fargo Bank, N.A. pursuant to which Wells Fargo Bank, N.A., serves as the trustee (the “Trustee”) under an irrevocable trust, to be used in connection with the Plan (the “Trust”).

     4. The Company intends to make contributions to the Trust so that such contributions will be held by the Trust and invested, reinvested and distributed, all in accordance with this Plan and the Trust Agreement.

     5. The Company intends that amounts contributed to the Trust and the earnings thereon shall be used by the Trustee to satisfy the liabilities of the Company under the Plan with respect to each Plan Participant for whom an Account (as defined below) has been established and such utilization shall be in accordance with the procedures set forth herein.

     6. The Company intends that the Trust be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company for federal and state income tax purposes.

     7. The Company intends that the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in the Trust Agreement.

     8. The Company intends that the existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Plan Participants under the Plan prior to actual payment of the vested accrued benefits hereunder.

     NOW THEREFORE, the Company does hereby adopt this amended and restated Plan as follows and does also hereby agree that the Plan shall be structured, held and disposed of as follows:

     1. Purpose. The Plan provides Participants an opportunity to defer payment of a portion of Employee salary and incentive bonus/commissions (for Sales Vice Presidents and Directors); Employee annual bonus awards; and Board of Directors’ Director Fees.

     2. Definitions.

          (a) Account means a bookkeeping account established pursuant to Section 5(a) for Compensation that is subject to a Participant’s Deferred Compensation Election.

          (b) Administrator means the Compensation Committee or such other person, company or entity as may be designated from time to time by the Compensation Committee except as otherwise provided herein.

          (c) Beneficial Owner shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

          (d) Beneficiary means the person or persons designated by the Participant or by the Plan under Section 11(b) to receive payment of the Participant’s Account in the event of the Participant’s death.

          (e) Board means the Board of Directors of the Company, as constituted from time to time.

          (f) Change of Control means and includes each and all of the following occurrences:

               (i) The stockholders of the Company approve a merger or consolidation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

               (ii) The acquisition by any Person as Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities except pursuant to a negotiated agreement with the Company and pursuant to which such securities are purchased for the account of the Company.

               (iii) A majority of the Board in office at the beginning of any thirty-six (36) month period is replaced during the course of such thirty-six (36) month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such replacement was not initiated by the Board as constituted at the beginning of such thirty-six (36) month period.

     Any other provision of this Subsection 2(f) notwithstanding, the term “Change of Control” shall not include either of the following events undertaken at the election of the Company:

•	Any transaction, the sole purpose of which is to change the state of the Company’s incorporation.

               (iv) A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the “surviving corporation”); provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company’s common stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.

          (g) Compensation Committee means the Leadership Development and Compensation Committee of the Board, appointed by the Board from time to time.

          (h) Company means Sun Microsystems, Inc. and its U.S. subsidiaries, and any successor organization thereto.

          (i) Compensation means:

               (i) amount of the Eligible Employee’s base salary paid by the Company or one of its U.S. subsidiaries; and

               (ii) The amount paid by the Company or one of its U.S. subsidiaries to an Eligible Employee as an annual corporate bonus award and any other bonus/incentive award that is approved by the Administrator as earnings that can be deferred under the Plan (some incentive/bonus awards will not be eligible for deferral); and

               (iii) For Sales Vice Presidents and Directors, incentive bonus/commissions; and

               (iv) In the case of an Eligible Board Member, the amount of his or her Director Fees from the Company.

               For purposes of the foregoing, Compensation as described in clauses (i), (ii) and (iii) shall be eligible for deferral only to the extent such amounts are otherwise subject to U.S. payroll reporting and withholding.

          (j) Deferred Compensation Election means an election by an Eligible Employee or Eligible Board Member to participate in the Plan in accordance with Section 4 below.

          (k) Director Fees means any compensation payable with respect to an Eligible Board Member’s service as a member of the Board, including, but not limited to, meeting fees and annual retainer fees. Director Fees do not include directors’ expense reimbursements, stock options, or other stock-based compensation.

          (l) Election Period means:

               (i) Generally June of each year; and

               (ii) For newly hired vice presidents, at the sole discretion of the Administrator, may be eligible to enroll within thirty (30) days of hire.

          (m) Eligible Board Member means a member of the Board (other than a member who is also an Eligible Employee) who meets the requirements set forth in Section 3 below.

          (n) Eligible Employee means an officer of the Company or other common-law employee of the Company or one of its U.S. subsidiaries who meets the requirements set forth in Section 3 below.

          (o) Investment Committee means the Administrative Committee of the Sun Microsystems, Inc. Tax Deferred Retirement Savings Plan.

          (p) Participant means an Eligible Board Member or an Eligible Employee who has elected to defer Compensation.

          (q) Person shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee).

          (r) Plan means this Sun Microsystems, Inc. U.S. Non-Qualified Deferred Compensation Plan, as amended from time to time.

          (s) Prior Plan Restatement means the amendment and restatement of the Plan as approved by the Board on August 13, 1997.

          (t) Prior Plan Restatement Effective Date means October 1, 1997.

          (u) Retirement Date means the last day of the month coinciding with or following the Participant’s termination of employment following the earlier of his or her

               (i) 55th birthday, if the Participant’s full years of Service with the Company added to Participant’s age (in full years) equals or exceeds 65; or

               (ii) 20th year anniversary of Service.

          (v) Service means:

               (i) Employment as a common-law employee of the Company or one of its subsidiaries; or

               (ii) Period served as an elected Board Member.

               (iii) A Participant’s Service shall be determined by the Administrator in its sole discretion. A Participant’s Service shall not be deemed to have terminated merely because the capacity in which the Participant renders Service to the Company changes from Eligible Employee to Eligible Board Member or vice-versa.

          (w) Total Disability has the same meaning as “Disability” under Sun Microsystems, Inc. Comprehensive Welfare Plan.

          (x) Unforeseeable Emergency means a severe financial hardship to the Participant resulting from:

               (i) Sudden and unexpected illness or accident of either the Participant or dependent of same; or

               (ii) Loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances beyond the control of the Participant.

               Hardship shall not constitute an unforeseeable Emergency under the Plan to the extent that it is, or may be, relieved by:

               (i) Reimbursement or compensation, by insurance or otherwise;

               (ii) Liquidation of the Participant’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship. Such assets shall include but not be limited to stock options, company stock, and 401(k) plan balances; or

               (iii) Cessation of deferrals under the Plan.

               An Unforeseeable Emergency under the Plan does not include:

               (i) Sending a child to college; or

               (ii) Purchasing a home, per Revenue Procedure 92-65.

          (y) Year means the Company’s fiscal year unless otherwise noted.

     3. Eligibility. Participation in the Plan is limited to Eligible Board Members, and Eligible Employees who are members of a select group of management or highly compensated employees. Such Eligible Board Member or Eligible Employee is eligible to participate in the Plan if:

          (a) He or she is subject to U.S. income and social security taxes and not covered under a non-U.S. retirement plan,

          (b) He or she is an officer, or his or her position is approved as a director level, or higher; or

          (c) He or she has been designated expressly as an Eligible Employee by the Administrator.

          If a Participant receives a distribution described in Section 10(c), the Participant shall be ineligible to participate in the Plan for the balance of the Plan Year in which the distribution occurs and the following Plan Year.

     4. Election to Participate in Plan.

          (a) Deferral Election. An Eligible Employee or an Eligible Board Member may elect to participate in the Plan by submitting a Deferred Compensation Election in such forms as the Company may specify during any Election Period.

          (b) Election Form. All Deferred Compensation Elections under this Section 4 shall be made in a manner prescribed for this purpose by the Administrator.

     5. Accounts.

          (a) Establishment of Account. The Company shall establish an Account for the terms of the Deferred Compensation Election.

          (b) Credits to Account. A Participant’s Account shall be credited with an amount equal to the percentage of each Compensation payment which would have been payable currently to the Participant but for the terms of the Deferred Compensation Election Form. Deferred Compensation for Participants shall be credited to the Participant’s Account as of the first day of the month in which such deferred amounts would otherwise be paid to the Participant.

          (c) Vesting. Participants shall at all times be 100% vested in their deferrals under the Plan and all earnings or losses allocable thereto.

     6. Deferral Increments.

          (a) The minimum deferral per year will be determined by the Administrator.

          (b) The Participant who is an Eligible Employee may elect to defer (less any withholding requirements):

               (i) Up to 100% of any eligible annual bonus award; and

               (ii) Up to 60% of base salary and incentive awards/commissions.

          (c) The Participant who is an Eligible Board Member may elect to defer (less any withholding requirements), up to 100% of their Director Fees (to be credited to the account quarterly).

     7. Earnings or Losses on Accounts.

          (a) General Rule. Except as otherwise provided in the Plan, the amount in a Participant’s Account shall be adjusted for gain or loss based on the performance of the investment options selected by the Participant in accordance with Section 7(b). Gain or loss shall be computed daily, using the closing price on the last business day of the month. All distributions from the Account will be withdrawn at the end of the last day of the month.

          (b) Designation of Investment Indices by the Investment Committee. The Investment Committee shall specify two or more investment funds that shall serve as benchmarks for the investment performance of amounts credited to the Accounts. Accounts shall be adjusted to reflect the gain or loss, net of any allocable costs or expenses, such accounts would experience had they actually been invested in the specified funds at the relevant times. The Investment Committee may vary the available investment funds from time to time, but not more frequently than quarterly. Effective July 1, 2000, a Participant may select his or her investment options for new deferrals and contributions, or for amounts already credited to his or her Account, once per month effective as of the end of the last day of the month and in such manner as the Investment Committee may specify.

     8. Certain In-Service Account Distributions.

          (a) After Completion of Two Years of Plan Participation. Each Participant may elect in his or her Deferred Compensation Election Form to have one or more distributions of a specified percentage or dollar amount of his or her Account, not more frequently than once in a calendar year, commencing in his or her third year of participation, provided that the Participant has not terminated his or her Service with the Company. A Participant may delay once or cancel such distribution at any time prior to the date which is one year prior to the calendar year in which the originally scheduled distribution would take place, but such election is otherwise irrevocable.

          (b) Previously Scheduled In-Service Distributions. Elections in effect prior to the Prior Plan Restatement Effective Date for in-service distributions prior to January 1, 2000 shall remain in full force and effect.

     9. Statements. Quarterly, and/or at intervals determined by the Administrator, the Company shall prepare and deliver to each Participant a statement listing the amount credited to such Account as of the applicable date.

     10. Form and Time of Payment of Accounts.

          (a) Timing and Method of Distribution of Accounts. In the event of a Participant’s termination of Service on or after his or her Retirement Date, distribution of the value of the Participant’s Account balance shall be made as soon as practicable after such termination consistent with the form of distribution specified on the Participant’s Deferred Compensation Election. Available forms shall include either a lump sum payment or a series of approximately equal installments over a period of five years, ten years or fifteen years. Accounts subject to installment payouts shall continue to be adjusted for gains or losses in the same manner as active Accounts. Notwithstanding the foregoing, the Participant who is receiving an installment payout on or after his or her Retirement Date may request a lump sum distribution of such Participant’s Account. Any such lump sum distribution shall be at the sole discretion of the Administrator, and shall be reduced by a penalty equal to ten percent (10%) of the amount otherwise distributable, which penalty shall be forfeited to the Company. A Participant may modify his or her elected form of distribution (i.e., lump sum or installments) at any time prior to the date that is one year before his or her Retirement Date. If a Participant modifies his or her elected form of distribution but his or her Retirement Date is less than one year following the date of the modification election, his or her prior elected form of distribution shall apply.

          If the Participant’s Service with the Company terminates prior to his or her Retirement Date (other than on account of death), distribution of the value of the Participant’s Account balance shall be made as soon as practicable after such termination in one lump sum payment. Effective August 1, 2003, if a Participant terminates Service prior to his or her Retirement Date, distribution of the Participant’s Account balance shall be made consistent with the form of distribution specified on the Participant’s Deferred Compensation Election. Effective August 1, 2003, available forms of distribution shall include either a lump sum payment or a series of approximately equal installments over a period of five years. Notwithstanding the preceding sentence, distribution of the Account balance of a Participant who was a Participant prior to August 1, 2003 who terminates Service with the Company on or after August 1, 2003, shall be made as soon as practicable after such termination in the form of one lump sum payment unless the Participant’s termination of Service date is one year or more following the date of the Deferred Compensation Election. If such Participant’s termination of Service date is one year or more following the date of the Deferred

Compensation Election, distribution shall be made consistent with the elected form of distribution. The Account balance is determined as of the last day of the month in which the Participant’s employment terminates, based on the indexed value of his or her investment options. A Participant may modify his or her elected form of distribution (i.e. lump sum or installments) at any time prior to the date that is one year before the date his or her Service with the Company terminates. If the Participant modifies his or her elected form of distribution but the date his or her Service with the Company terminates is less than one year following the date of the modification election, his or her prior elected form of distribution shall apply.

          In the absence of an effective Deferred Compensation Election as to the timing and/or method of distribution, distribution of the value of the Participant’s Account balance shall be made in one lump sum payment as soon as practicable after the Participant’s termination of Service.

          If a Participant elects a distribution date prior to termination of Service, the distribution will be paid as soon as reasonably practicable in a lump sum after such distribution date.

          (b) Disability or Emergency. In the event of Participant’s Total Disability or Unforeseeable Emergency, and upon application by such Participant, the Administrator may determine at its sole discretion that payment of all, or part, of such Participant’s Account shall be made in a different manner, or on an earlier date than the time or times specified in Subsection (a) above. Payments due to Participant’s Total Disability or Unforeseeable Emergency shall be permitted only to the extent reasonably required to satisfy the Participant’s need. The Participant’s account will be valued on the last day of the month in which the distribution request is approved.

          (c) Early Distribution Penalty. Upon application by a Participant, the Administrator may determine at its sole discretion that payments from such Participant’s Account shall be made in a different manner, or on an earlier date than the time or times specified in Subsection (a) above. The Participant may request the distribution only once a year and the minimum amount of distribution is 50% of the Participant’s account balance. All distributions under this Subsection (c) shall be reduced by a penalty equal to 10 percent (10%) of the amount otherwise distributable. The penalty is forfeited to the Company. A Participant who receives a distribution under this Subsection (c) is ineligible to participate in the Plan for the balance of the Plan Year in which the distribution occurs and the following Plan Year.

     11. Effect of Death of Participant.

          (a) Distributions. In the event of a Participant’s death while an Eligible Employee or Eligible Board Member (except in the case of a Participant’s suicide during the first two years of their participation in the Plan), the Participant’s Account balance, together with an amount equal to two times the sum of (i) the Participant’s actual deferrals under the Plan after the Prior Plan Restatement Effective Date (exclusive of earnings), plus (ii) the Participant’s actual deferrals under the Plan before the Prior Plan Restatement Effective Date (exclusive of earnings) to the extent such deferrals are scheduled to be distributed on or after January 1, 2000, shall be distributed to the Participant’s Beneficiary. Notwithstanding the foregoing, the amount to be determined pursuant to this paragraph (a), shall not exceed Three Million Dollars ($3,000,000). In the event of (i) a Participant’s death while no longer an Eligible Employee or Eligible Board Member (as applicable), or (ii) a Participant’s suicide during the first two years of their participation in the Plan, the Account balance, if any, shall be distributed to the Participant’s Beneficiary. Any distributions pursuant to this paragraph shall be made to the Beneficiary in three annual installments or, at the request of the Beneficiary and subject to the Administrator’s approval, in a single lump sum, commencing in either case as soon as reasonably practicable after the Participant’s death. If installment payments are made, the remaining Account balance (during the period of the installment payouts) shall cease to be credited with earnings on the investment chosen by the deceased Participant, and instead shall be credited with earnings based on a fixed rate of interest determined by the Administrator in its discretion from time to time.

          (b) Beneficiary Designation. Upon enrollment in the Plan, each Participant shall file a prescribed form with the Company naming a person or persons as the Beneficiary who will receive distributions payable under the Plan in the event of the Participant’s death. If the Participant does not name a Beneficiary, or if none of the named Beneficiaries is living at the time payment is due, then the Beneficiary shall be the Participant’s estate:

          The Participant may change the designation of a Beneficiary at any time in accordance with procedures established by the Administrator. Designations of a Beneficiary, or an amendment or revocation thereof, shall be effective only if made in the prescribed manner and received by the Company prior to the Participant’s death.

     12. General Duties of Trustee.

          (a) Trustee Duties. The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as provided in this Plan and in the Trust Agreement

          (b) Company Contributions. While the Plan remains in effect, the Company shall make contributions to the Trust Fund at least once each year. As soon as practicable after the close of each Plan Year, the Company shall make an additional contribution to the Trust Fund to the extent that previous contributions to the Trust Fund for the current Plan Year are less than total future liabilities (other than death benefits) created with respect to Participants’ Accounts as of the close of the current Plan Year. Contributions to the Trust Fund are based on liabilities created with respect to Participants’ Accounts on and after the Prior Plan Restatement Effective Date. The Trustee shall not be liable for any failure by the Company to provide contributions sufficient to pay all accrued benefits under the Plan in accordance with the terms of this Plan.

     13. Withholding Taxes. All distributions under the Plan shall be subject to reduction in order to reflect withholding tax obligations imposed by law.

     14. Participant’s Unsecured Rights. The Account of any Participant, and such Participant’s right to receive distributions from his or her Account, shall be considered an unsecured claim against the general assets of the Company; such Accounts are unfunded bookkeeping entries. The Company considers the Plan to be unfunded for tax purposes and for purposes of Title I of ERISA. No Participant shall have an interest in, or make claim against, any general assets of the Company pursuant to the Plan.

     15. Non-assignability of Interests. Except as provided under Section 19, the interest of a Participant under the Plan is not subject to option nor assignable by either voluntary or involuntary assignment or by operation of law, including without limitation to: bankruptcy, garnishment, attachment or other creditor’s process. Any act in violation of this Section 15 shall make the Plan void.

     16. Limitation of Rights.

          (a) Bonuses. Nothing in this Plan shall be construed to give any Eligible Employee any right to be granted a bonus award.

          (b) Employment Rights. Neither the Plan nor deferral of any Compensation, nor any other action taken pursuant to the Plan, shall constitute, or be evidence of, any agreement or understanding, express or implied, that the Company or any of its subsidiaries will employ an Eligible Employee for any period of time, in any position at any particular rate of compensation. The Company and its subsidiaries reserve the right to terminate an Eligible Employee’s Service at any time for any reason, except as otherwise expressly provided in a written employment agreement.

     17. Administration of the Plan. The Plan shall be administered by the Administrator. The Administrator shall have full power and authority to administer, construe and determine all questions that shall arise as to interpretations of the Plan’s provisions, including determination of eligibility, allocation of assets, method of payment, participation and benefits under the terms of the Plan, establish procedures for administering the Plan, prescribe forms, and take any and all necessary actions in connection with the Plan. The Administrator’s interpretation and construction of the Plan shall be conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. The Administrator may appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan and to allocate and delegate its power and authority described herein to one or more employees, officers or agents or to one or more persons or organizations that it has employed to perform its administrative responsibilities; provided, however, that the Administrator may not delegate the power and authority to take any action that may be taken by the Board. In the event that any Participants are found to be ineligible, that is, not members of a select group of management or highly compensated employees, according to a determination made by the U.S. Department of Labor, the Administrator shall take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of the affected Participants.

     18. Amendment or Termination of the Plan.

          (a) General Rule. The Board may amend, suspend, or terminate the Plan at any time; provided, however, that no such action shall reduce a Participant’s Account under the Plan without the Participant’s written consent. In the event of termination of the Plan, the Accounts of Participants shall continue to be credited with earnings until distributed pursuant to Section 10, unless the Board prescribes an earlier time or different manner for the payment of such Accounts. Without limiting the generality of the foregoing, termination of the Plan following Change of Control shall constitute an event giving rise to distribution of Accounts. In such event, the Company shall pay all Account balances in a lump sum or in annual installments over three years (with earnings), in its discretion, to Participants and Beneficiaries of deceased Participants; and all deferrals and payment of benefits except as provided above shall cease.

          (b) Delegation to Compensation Committee. Any power or authority of the Board may be exercised by the Compensation Committee.

     19. Domestic Relations Orders.

          (a) In General. The procedures established by the Company for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders, as provided in Section 206(d) of ERISA, shall apply to the Plan, to the extent applicable.

          (b) Distributions. Amounts awarded to an alternate payee under a qualified domestic relations order shall be distributed in the form of a lump sum distribution as soon as administratively feasible following the determination of the qualified status of the domestic relations order.

     20. Incompetency. In the event a benefit is payable to a minor or person declared incompetent or incapable of handling the disposition of his property, the Administrator may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or incapable person. The Administrator may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

     21. Choice of Law. The validity, interpretation, construction and performance of the Plan shall be governed by ERISA, and, to the extent that they are not preempted, by the laws of the State of California, excluding California’s choice-of-law provisions.

     22. Claims and Review Procedure.

          (a) General Procedure. If the Participant or Beneficiary believes that his or her benefits have been incorrectly determined, he or she may make a written application for review of the determination previously made by the Administrator.

          All such applications for review shall be submitted to the Administrator in writing on the forms prescribed by the Administrator and must be signed by the Participant, or in the case of a death benefit, by the Beneficiary or legal representative of the deceased Participant. Each application shall be acted upon and approved or disapproved within ninety (90) days following its receipt by the Administrator, which period may be extended up to an additional ninety (90) days upon written notice by the Administrator to the applicant. In the event any application for benefits is denied, in whole or in part, the Administrator shall notify the applicant in writing of such denial and of the applicant’s right to a review by the Administrator. Said denial shall set forth in a manner calculated to be understood by the applicant specific reasons for such denial, specific references to Plan provisions on which the denial is based, a description of any additional material or information necessary for the applicant to perfect his or her application, an explanation of why such material or information is necessary and an explanation of the Plan’s review procedure.

          Any person, or such person’s duly authorized representative, whose application for benefits is denied in whole or in part may appeal from such denial to the Administrator for a review of the decision within sixty (60) days after receiving written notice from the Administrator of the denial of the claim. In pursuing such appeal, the claimant may:

               (i) Request in writing that the Administrator review the denial, taking into account all comments documents, records and other information submitted by the applicant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination; and

               (ii) May review and receive copies of, free of charge, all documents, records and other information relevant to the claim.

          (b) Procedure of Administrator to Review Appeals. The Administrator shall make a full and fair review of each such application and any written materials submitted by the applicant in connection therewith and may require the applicant to submit such additional facts, documents or other evidence as the Administrator, in its sole discretion, deems necessary or advisable in making such a review. On the basis of its review, the Administrator shall make a determination of the applicant’s eligibility for benefits under the Plan. The decision of the Administrator on any application for benefits shall be final and conclusive upon all persons if supported by substantial evidence in the record. Such a decision on review shall ordinarily be made within sixty (60) days after the Administrator’s receipt of an applicant’s request for review, which period may be extended up to an additional sixty (60) days upon written notice by the Administrator to the applicant. In the event the Administrator denies an application in whole or in part, the Administrator shall give written notice of its decision to the applicant setting forth in a manner calculated to be understood by the applicant the specific reasons for such denial, the specific references to the Plan provisions on which the Administrator’s decision was based, and a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the applicant’s claim for benefits.

     23. Execution and Signature. To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to affix the corporate name hereto:

SUN MICROSYSTEMS, INC.
By:	/s/ Crawford W. Beveridge
Authorized Company Officer